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                                                              EXHIBIT 10.10


                           MARKETING SERVICE AGREEMENT

This Marketing Services Agreement, dated as of ______________ ("Agreement") is made and entered into by and between Principal Mutual Life Insurance Company, an Iowa mutual life insurance company ("Mutual") and Coventry Health Care, Inc., a Delaware Corporation ("Newco") with reference to the following facts:

                                    PREMISES

A. Newco and Mutual, along with Coventry Corporation ("Coventry") and Principal Health Care, Inc. ("Principal") entered into a Capital Contribution and Merger Agreement (effective as of November 3, 1997, and amending and restating the Capital Contribution and Share Exchange Agreement dated November 3, 1997) ("Merger Agreement"), executed on December __, 1997, pursuant to which (i) Principal agreed to contribute certain assets to Newco ("Assets"); (ii) Newco agreed to enter into a management agreement with respect to certain health insurance business of Newco ("Managed Health Insurance Business") until December 31, 1999; and (iii) effective January 1, 2000, Mutual will reinsure such health insurance business with Coventry Health and Life Insurance Company ("Coventry Health").

B. Upon consummation of the Merger Agreement, Newco will conduct operations in the market areas now served by Principal and Coventry, including Western Pennsylvania, the St. Louis area (Eastern Missouri and Southern Illinois), Central Pennsylvania, Florida (Jacksonville, Southern Florida, Tampa, Pensacola and Orlando areas), Northern Illinois (Chicago area), Iowa, Central and Southwestern Virginia, the Atlanta area, the Kansas City area, Delaware, Louisiana, the Wichita area and North Carolina (Charlotte and Raleigh areas) (the "Newco Markets"); and

C. Mutual requires certain marketing and other support services in the Newco Markets for certain of its business other than the Managed Health Insurance Business and desires to engage Newco to provide marketing services outlined in this Agreement and Newco desires to accept such engagement to the conditions contained in this Agreement.

NOW, THEREFORE, in consideration of the above premises and the promises, covenants, conditions, representations, and warranties exchanged by the parties hereinbelow, Mutual and Newco hereby agree as follows:

                                    ARTICLE 1

                            RESPONSIBILITIES OF NEWCO

1.1 Marketing Services and Support. During the term of this Agreement, Newco, through its employees, affiliates, or employees of its affiliates, shall be responsible for furnishing to

Mutual the following services ("Marketing Services"):

         A. Inclusion of Mutual Non-medical products in sales initiatives of Newco affiliates.

         B. Inclusion of Mutual medical products in sales initiatives of Newco affiliates.


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         C. Cooperation in National Accounts sales of Mutual.

         D. Participation in account renewals, enrollment meetings and delivery of group materials.

         E. Administrative cooperation for the Mutual Triple Option products.

         F. Cooperative advertising and community promotions including Mutual.

         G. Develop synergistic product combinations when appropriate for strategic accounts.

1.2 Cooperation. During the entire Term, Newco will maintain an effective liaison and cooperative working relationship with Mutual.

                                    ARTICLE 2

                           RESPONSIBILITIES OF MUTUAL

2.1 Compensation. Mutual recognizes that Newco and its affiliates will be required to commit substantial resources, specialized expertise and efforts to the establishment of and ongoing support for promotion and distribution of medical and non-medical group insurance and managed care products. Mutual recognizes that Newco and its affiliates will incur significant incremental expense in providing the services described in Section 1.1. In consideration for the services described above, Mutual agrees to compensate Newco in the amount of four million dollars ($4,000,000) per calendar quarter in 1998, and two million five hundred thousand dollars ($2,500,000) per calendar quarter in 1999. The parties hereto acknowledge that such amount represents an arms length, fair market rate for the services to be provided. To the extent that services provided are increased or decreased materially from those described above, the parties agree to negotiate in good faith to establish appropriate compensation for the services provided. In the event the Merger Agreement does not close on or before March 31, 1998, Mutual and Newco shall meet to negotiate in good faith the amount of compensation to be paid for services provided in 1998.

2.2 Cooperation; Exchange Information. During the term of this Agreement, Mutual will maintain an effective liaison and cooperative working relationship with Newco and its staff to ensure a consistency in the level of services required to be furnished by Newco. Mutual shall provide Newco with all relevant information reasonably necessary for Newco to perform the services required of it under this Agreement, including, without limitation, information concerning the Assets.

                                    ARTICLE 3

                              TERM AND TERMINATION

3.1 Term. The term of this Agreement shall commence on the closing of this Transaction and shall continue through December 31, 1999 ("Term").

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3.2 Termination. This Agreement may be terminated prior to the expiration of the
Term only as follows:

         (a) Mutual Consent. This Agreement may be terminated at any time upon the mutual consent of Mutual and Newco.

         (b) Newco's Unilateral Termination. Newco shall have the unilateral right to terminate this Agreement upon thirty (30) days prior written notice to Mutual.

                                    ARTICLE 4

                            MISCELLANEOUS PROVISIONS

4.1 Notices. Any and all notices, requests, consents, demands, or other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given (i) when delivered, if sent by United States registered or certified mail (return receipt requested); (ii) when delivered, if delivered personally by commercial courier; (iii) on the second following business day, if sent by United States Express Mail or overnight courier, in each case to the parties at the following addressees (or at such other addresses as shall be specified by like notice) with postage or delivery charges prepaid; or (iv) upon the date reflected on a fax confirmation from the transmitting fax machine, if sent by facsimile transmission and delivery of the facsimile transmission is confirmed telephonically within one (1) business day, in each case to the parties at the following addresses or facsimile numbers (or at such other addresses or facsimile number as shall be specified by like notice) with applicable postage or delivery charges prepaid:

If to Mutual:

         Mark Movic
         Principal Mutual Life Insurance Company
         711 High Street
         Des Moines, Iowa 50392
         Telecopy Number:  515/247-0130

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With a copy to:

         Karen E. Shaff, Esq.
         Principal Mutual Life Insurance Company
         711 High Street
         Des Moines, Iowa 50392
         Telecopy Number:  515/248-3011

and:

         Thomas M. Farah, Esq.
         Epstein Becker & Green, PC
         1227 25th Street, N.W., Suite 700
         Washington, DC 20037
         Telecopy Number:  202/296-2882

If to Newco:

         Dale Wolf
         Coventry Health Care, Inc.
         53 Century Boulevard
         Nashville, Tennessee 37214

With a copy to:

         Bob F. Thompson, Esq.
         Bass, Berry & Sims, PLC
         2700 First American Center
         Nashville, Tennessee 37238
         Telecopy Number:  615/742-6298

4.2 Governing Law. This Agreement and the rights and obligations of the parties hereunder shall be construed, interpreted, and enforced in accordance with, and governed by, the Laws of the State of Iowa and of the United States.

4.3 Integrated Agreement. This Agreement, together with the exhibits and schedules hereto, constitute the final written integrated expression of all of the agreements between the parties respecting the matters addressed herein. This Agreement supersedes all prior or contemporaneous, written or oral, memoranda, arrangements, contracts or understandings between the parties hereto relating to the subject matter hereof.

Any representations, promises, warranties, or statements made by any party which differ in any way from the terms of this Agreement shall be given no force or effect. The parties specifically

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represent, each to the other, that there are no additional or supplemental agreements or contracts between them related in any way to the matters herein contained unless specifically included or referred to herein.

4.4 Severability. In the event that any provision in this Agreement shall be found to be invalid, illegal, or unenforceable, such provision shall be construed and enforced as if it had been narrowly drawn so as not to be invalid, illegal, or unenforceable, and the validity, legality, and enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby.

4.5 Amendment. No amendment, modification, or addition to this Agreement shall be valid unless expressly set forth in a dated, written instrument which has been signed by all the parties.

4.6 Waivers. No Waiver of compliance with any term, provision, or condition of this Agreement and no consent provided for herein shall be effective unless evidenced by a dated written instrument executed by the party against whom enforcement is sought. No waiver of any provisions hereof shall be construed as a further or continuing waiver of such provision or any other provision hereof.

4.7 Successors and Assigns. No party may assign this Agreement or any rights hereunder, whether voluntary, involuntary, or by operation of law, except with the prior written consent of the other parties. Subject to the foregoing limitations, this Agreement shall be binding upon the parties hereto and their respective successors, successors-in-interests, transferees, and assigns.

4.8 Construction. This Agreement has been drafted with the joint participation of each of the parties hereto and shall be construed to be neither against nor in favor of any party hereto, but rather in accordance with the fair meaning hereof.

4.9 Section Headings. The section and article headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this

Agreement.

4.10 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall be considered one and the same agreement.

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IN WITNESS WHEREOF, MUTUAL AND NEWCO have executed this Agreement on the date set forth below.

                                    PRINCIPAL MUTUAL LIFE INSURANCE
                                    COMPANY
                                    an Iowa corporation

                                    By:
                                        ----------------------------------
                                    Name (Print):
                                                 -------------------------
                                    Title:
                                          --------------------------------

                                    COVENTRY HEALTH CARE, INC.
                                    a Delaware corporation

                                    By:
                                        ----------------------------------
                                    Name (Print):
                                                 -------------------------
                                    Title:
                                          --------------------------------



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